BRF S.A. Publicly-held Company CNPJ 01.838.723/0001-27 NIRE 42300034240 CVM 1629-2

MINUTES OF THE BOARD OF DIRECTORS’ EXTRAORDINARY MEETING HELD ON JUNE 18, 2015

1.  DATE, TIME AND PLACE: Virtually held on June 18, 2015, at 06:00 p.m., as authorized by Paragraph Two of Article 17 of the Articles of Incorporation.

2. BOARD: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3. CALL OF MEETING AND ATTENDANCE: The call of meeting was duly made pursuant to the Company’s Articles of Incorporation. All of the members of the Board of Directors on duty were present: Messrs Abilio dos Santos Diniz, Sérgio Ricardo Miranda Nazaré, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Henri Philippe Reichstul.

4. AGENDA: 1. Compensation of the shareholders under the interest on the shareholders’ equity (“JCP”). 2. Performance bond - Euler Hermes Deutschland. 3. Performance Bond – Italian Group Quabas Spa. 4. Certificate of Agribusiness Receivables (“CRA”).

5. RESOLUTIONS: Upon commencing the meeting, verifying the attendance quorum and convening this meeting, the members of the Board of Directors:

5.1. Approved, by unanimity of votes and without any safeguard, the proposal presented by the Board of Officers and favorably recommended by the Finance, Governance and Sustainability Committee for the payment of JCP in the total gross amount of four hundred and twenty-five million, eight hundred and fifty-nine thousand Brazilian Reais (R$ 425,859,000.00), as a maximum, corresponding to R$0.50243840 per outstanding share, subject to withholding tax, upon applying the applicable tax rate. The remuneration shall be paid to the shareholders on August 14, 2015, based on the corporate position on June 30, 2015, with the Company’s shares being traded “ex-rights” as from July 01, 2015. The payment shall be made through the depository institution of the shares, Itaú Unibanco Holding S.A., and the shareholders holding shares held in custody at BM&F BOVESPA S.A. – Securities, Commodities and Futures Exchange shall receive the remuneration by means of its bookkeeping agents, and the shareholders holding ADRs (American Depositary Receipts) shall receive the remuneration by means of The Bank of New York Mellon, the depositary institution hired. Under such terms, the Company’s Board of Officers is authorized to provide the publication of these minutes and notice to the shareholders and holders of American Depositary Receipts (“ADRS”), to communicate to the Securities and Exchange Commission and BM&F BOVESPA S.A. – Securities, Commodities and Futures Exchange, as well as to adopt all the procedures required for the payment of the remuneration.

BRF S.A. Publicly-held Company CNPJ 01.838.723/0001-27 NIRE 42300034240 CVM 1629-2

MINUTES OF THE BOARD OF DIRECTORS’ EXTRAORDINARY MEETING HELD ON JUNE 18, 2015

5.2. Approved, by unanimity of votes and without any safeguard, the provision of a bank counter-guarantee, in the amount of EUR 250,000,000.00 on behalf of the Company, in favor of Euler Hermes Deutschland, a subsidiary company of Euler Hermes S.A., covering debits of BRF GmbH relating to the performance bond for import licenses of products in Europe.

5.3. Approved, by unanimity of votes and without any safeguard, the provision of a bank counter-guarantee in the amount of GBP 16,000,000.00 on behalf of BRF GmbH in favor of the Italian group Quabas Spa in order to support the import processes of products in Europe, as from June 1, 2015.

5.4. Became aware of the structuring status of the CRA operation that, if made feasible, shall be duly approved at a special meeting of the Board of Directors.

6. DOCUMENTS FILED AT THE COMPANY: The documents related to the agenda supporting the deliberations made by the members of the Board of Directors and/or information provided at the meeting shall be filed at the Company’s head office.

7. APPROVAL AND EXECUTION OF THE MINUTES: There not being anything further, the Chairman declared the meeting closed, the minutes were recorded as a summary, which was read, found to be compliant and executed. São Paulo, June 18, 2015. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Directors: Srs. Abilio dos Santos Diniz, Sérgio Ricardo Miranda Nazaré, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Henri Philippe Reichstul.

I hereby certify that this is a true copy of the minutes recorded on Book no. 4, pages 65 and 66, of minutes of Ordinary and Special Meetings of the Company’s Board of Directors.

_____________________________

Larissa Brack

Secretary